Exhibit 99.2

CONTACT:	News Media
	Paul de la Plante		6/12/2007
(514) 590-6349
Investor Relations
	Dave Dunnewald	Kevin Caulfield
	(303) 279-6565	(303) 277-6894

MOLSON COORS BREWING COMPANY ANNOUNCES PRICING OF CONVERTIBLE
SENIOR NOTES OFFERING

DENVER, Colo., and MONTREAL, Quebec — Molson Coors Brewing Company (NYSE: TAP; TSX) announced today the pricing of its previously announced offering of $500 million aggregate principal amount of convertible senior notes due 2013.  The sale of the notes is expected to close on June 15, 2007.  In connection with the offering, Molson Coors has granted the underwriters a 13-day option to purchase up to $75 million aggregate principal amount of additional notes solely to cover over-allotments, if any.

The notes will be senior, unsecured securities, benefiting from guarantees by certain Molson Coors subsidiaries and will accrue interest at an annual rate of 2.5%.  They will be convertible, under specified circumstances, into shares of Molson Coors Class B common stock at an initial conversion price of $109.51 per share (equal to an initial conversion rate of approximately 9.1316 shares per $1,000 principal amount of notes) and will provide for “net share settlement” of any conversions (as described below).

The company has entered into convertible note hedge transactions with affiliates of certain of the underwriters of the note offering to reduce the potential dilutive effect of future conversions of the notes.  The net share settlement procedure mentioned above will also further minimize potential dilution related to the convertible notes issue.  Pursuant to that procedure, upon conversion of the notes, the company (1) will pay the note holder an amount in cash equal to the lesser of the conversion obligation or the principal amount of the notes, and (2) will settle any excess of the conversion obligation above the notes’ principal amount in Class B common stock or cash, at the company’s election.  This will substantially reduce the number of shares of Class B common stock issued upon any conversion.

In addition, the company has sold warrants, exercisable for Class B common stock, to the entities that are counterparties to the note hedge transactions.

The convertible note offering is being made pursuant to a registration statement filed with the Securities and Exchange Commission and available for review on the company’s website, www.molsoncoors.com and at www.SEC.gov.  Copies of the preliminary prospectus for the offering can be obtained from the joint-book running managers for the offering, Deutsche Bank Securities Inc. and Citi, at the following addresses or telephone numbers:

Deutsche Bank Securities Prospectus Department

100 Plaza One, Second Floor

Jersey City, NJ 07311

800-503-4611

(continued)

Citi

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

800-831-9146

Molson Coors expects to use the majority of the net proceeds from the note offering and sale of the warrants, as well as other funding sources, to fund a tender offer by its Coors Brewing Company subsidiary for the purchase of up to $450 million of its outstanding 6⅜% Senior Notes due 2012, with a goal of reducing annual interest expense.

In addition, Molson Coors expects to use a portion of the proceeds from the offering to pay the net cost of the convertible note hedge that it has entered into concurrently with the offering.  The company intends to use the remaining net proceeds of approximately $50 million for voluntary funding of pension obligations.

Molson Coors has been advised that, in connection with establishing a hedge of the convertible note hedge and warrant transactions, the counterparties to those transactions or their affiliates expect to enter into various derivative transactions with respect to Molson Coors Class B common stock prior to or concurrently with the pricing of the notes.  The counterparties may also enter into various derivative transactions with respect to Molson Coors Class B common stock or purchase or sell Molson Coors Class B common stock in secondary market transactions following the pricing of the notes.  These activities could have the effect of increasing the price of the Class B common stock prior to, and possibly following, the pricing of the notes and may affect the trading price of the Class B common stock thereafter.

For further information on the financial details of this transaction, please refer to the registration statement filed by Molson Coors with the Securities and Exchange Commission and dated June 11, 2007, which is available for review at www.molsoncoors.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws regarding, among other things, Molson Coors’ intention to issue the notes, its intended use of the resulting proceeds and its intention to enter into convertible note hedge and warrant transactions.  When used in this press release, the words “intends to,” “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  The success of the offering and the sale of the notes are subject to a number of conditions, not all of which are within Molson Coors’ control. There is no assurance that Molson Coors Brewing Company will successfully complete the proposed offering or apply the proceeds of the offering as presently intended, or that Coors Brewing Company will complete the described tender offer.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies, changes in the interest rate environment, other credit facility market conditions, and the other risk factors set forth in Molson Coors’ most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  Molson Coors undertakes no obligation to update these forward-looking statements except as required by law.

# # #